Code of Ethics for JPMAM
Last Revision Date: July 21, 2022
Last Review Date: July 21, 2022
Effective Date: July 21, 2022

TABLE OF CONTENTS

Summary 3
Amendments to Previous Version Distributed July 21, 2022 4
Scope 4
Reporting Requirements 4
Holdings Reports 4
Transaction Reports 5
Exceptions from Transaction Reporting Requirements 6
Personal Trading Requirements 6
Approved Broker Requirement 6
Blackout Provisions 6
Minimum Investment Holding Period and Market Timing Prohibition 7
Trade Reversals and Disciplinary Action 7
Books and Records to be maintained by Investment Advisers 7
Privacy 8
Anti-Corruption 8
Conflicts of Interest 8
Trading in Securities of Clients 8
Trading in Securities of Suppliers 8
Pre-clearance Procedures for Value-Added Investors 8
Gifts & Entertainment 9
Political Contributions and Activities 10
Charitable Contributions 11
Outside Interests 11
Training 12
Escalation Guidelines 12
Violation Prior to Material Violation 12
Material Violations 12
Defined Terms 12

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1.Summary
This Code of Ethics for JPMorgan Asset Management (“JPMAM”) (the “Code”) has been adopted by the registered investment advisers of JPMAM in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 204A-1 requires an investment adviser registered under Section 203 of the Advisers Act to establish, maintain and enforce a written Code of Ethics.
This Code establishes our standards for ethical conduct which are premised on fundamental principles of openness, integrity, honesty and trust. In addition to the Code, J.P. Morgan Chase & Co. (“JPMC”) has a firmwide Code of Conduct that applies to all employees globally, including all JPMAM employees. In the event that a difference exists between any of the standards identified in the JPMC Code of Conduct and the Code, the more restrictive provision shall apply.

JPMAM hereby adopts the message from Jamie Dimon that was included in the JPMC Code of Conduct as it embodies JPMAM’s ethical standards:

JPMorgan Chase is deeply committed to being straightforward, accountable and honest in all of our business dealings at all times.

The Code of Conduct represents our shared obligation to operate with the highest level of integrity and ethical conduct. We do the right thing — even when it’s not easy. We have zero tolerance for unethical behavior, and we abide by the letter and spirit of the laws and regulations everywhere we do business. Personal accountability and ownership are priorities at our firm.

Our Code of Conduct and firm policies are designed to encourage honest business relationships, enabling us to continually build on our proud heritage. That is why it’s important to speak up when you see something that doesn’t seem right.

We all must do our part to preserve the values that have made JPMorgan Chase the respected company it is today. If you see or suspect illegal or unethical conduct, report it immediately.

Remember, your actions matter.

Additionally, it is the duty of all Supervised Persons to act in the best interests of their clients, place the interests of JPMAM Clients before their own personal interests at all times and to avoid any actual or potential conflicts of interest. Supervised Persons are the officers, directors (or other persons occupying a similar status or performing similar functions or employees of JPMAM) or any other person who provides investment advice on JPMAM’s behalf and is subject to JPMAM’s supervision or control.

Supervised Persons must comply with applicable Federal Securities Laws1 and promptly report any known or suspected violations of the Code promptly to the Compliance Department or Code of Conduct Reporting Hotline, which shall report any such violation promptly to the Chief Compliance Officer (“CCO”) of the applicable legal entity, or through the various reporting channels as provided in the “How to Report a Violation” page of the Code of Conduct Intranet site. Your reporting obligations do not prevent you from reporting to the government or regulators conduct that you believe to be in violation of law and it does not require you to notify JPMAM prior to reporting to the government or regulators. JPMAM
1 And/or any other applicable non-US securities laws governing their jurisdiction.

strictly prohibits intimidation or retaliation against anyone who makes a good faith report about a known or suspected violation of the Code or any law or regulation.
Compliance with the Code, and other applicable policies and procedures, is a condition of employment. The rules, procedures, reporting and recordkeeping requirements set forth in

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the Code are hereby adopted and certified as reasonably necessary to prevent Supervised Persons from violating the provisions of the Code and applicable Federal Securities Laws.
The Compliance Department provides a link to this Code and any amendments to all Supervised Persons in their Access Persons Report and requires their attestation of compliance with this Code at least annually. These records are maintained by the Compliance Department as part of its Books and Records as required by the Advisers Act.
Annually, the CCO of each registered investment adviser must review that the Code adequately reflects the adviser's fiduciary obligations and those of its Supervised Persons.

2.Amendments to Previous Version Distributed July 21, 2022
•Updated Summary to include Jamie Dimon's 2022 message; and
•New Legal Entity, JPMorgan Alternatives Adviser Inc., added under JPMAM defined terms.

3.Scope
This Code applies to all Supervised Persons of JPMAM.

4.Reporting Requirements

4.1.Holdings Reports
Access Persons must submit holdings reports to the Compliance Department documenting current securities holdings:
a)Content of Holdings Reports
Each holdings report must contain, at a minimum:
1)Account Details
The name of any broker, dealer or bank with which the Access Person maintains a Covered Account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit as well as all pertinent Covered Account details (e.g., account title, account number.).

2)Account Statements
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership.
3)Submission Date
The date the Access Person submits the report to the Compliance Department.
b)Submission of Holdings Reports
Access Persons must submit both an Initial and Annual holdings report:
1)Initial Report
Must be submitted no later than 10 days after the person becomes an Access Person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.
2)Annual Report
Must be submitted at least once each 12-month period. Thereafter on or before January 30, and the information must be current as of a date

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no more than 45 days prior to the date the report was submitted, unless notified by Compliance that this is no longer required due to electronic position reporting received from Approved Brokers.

4.2.Transaction Reports
Access Persons must submit to the Compliance Department securities transactions reports on a quarterly basis, in the form designated by the Compliance Department. Securities transaction reports must meet the following requirements:

a)Content of Transaction Reports
Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
1)The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
2)The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3)The price of the security at which the transaction was effected;
4)The name of the broker, dealer or bank with or through which the transaction was effected; and
5)The date the Access Person submits the report to the Compliance Department.
b)Timing of Transaction Reports
Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which must cover, at a minimum, all transactions during the quarter.

4.3Exceptions from Transaction Reporting Requirements
An Access Person need not submit:
a)Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;
b)A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;
c)Transaction Reports are not required for accounts maintained at Approved or Preferred Brokers or for accounts which are approved for statement tracking
d)Any report with respect to transactions in Reportable Funds.

5.Personal Trading Requirements
Supervised Persons must obtain approval from the Compliance Department before directly or indirectly acquiring Beneficial Ownership in any Reportable Security, including initial public offerings and limited offerings. Given the potential access to Proprietary and Client information that Supervised Persons may have, JPMAM and its Supervised Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading. JPMAM's policies are designed to help prevent and detect violations of securities laws and industry conduct standards and to minimize actual or perceived conflicts of interest that could arise due to personal investing activities.
JPMC Transactions: Preclearance is no longer required for JPMC Securities (common stock, bonds, restricted stock units and employee stock options), except for Window List personnel,

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who are employees that are in possession, or have the potential to come into possession through the nature of their job duties, with material non-public information (MNPI) on JPMC.

5.1Approved Broker Requirement

All self-directed Associated Accounts must be maintained with a JPMC Approved Broker.

5.2Blackout Provisions
The personal trading and investment activities of Supervised Persons are subject to particular scrutiny due to the fiduciary nature of the business. Specifically, JPMAM must avoid even the appearance that its Supervised Persons conduct personal transactions in a manner that conflicts with the firm’s investment activities on behalf of Clients. Accordingly, certain Supervised Persons are restricted from conducting personal investment transactions during certain periods (called “Blackout Periods”), and may be instructed to reverse previously completed personal investment transactions. Additionally, the Compliance Department may restrict the personal trading activity of any Supervised Person if it is determined that such activity has the appearance of a conflict of interest.
These Blackout Periods apply varying levels of restrictions appropriate for different categories of Supervised Persons based upon their level of access to non-public Client or Proprietary information.

5.3Minimum Investment Holding Period and Market Timing Prohibition
Supervised Persons are subject to a minimum holding period, generally 60 days, for all transactions in Reportable Securities. For Reportable Funds, only named Portfolio Managers of such funds are subject to a minimum holding period.
Supervised Persons are not permitted to conduct transactions for the purpose of market timing in any Reportable Security or Reportable Fund. Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements.
5.4Trade Reversals and Disciplinary Action
Transactions by Supervised Persons are subject to reversal due to a conflict (or appearance of a conflict) with the firm’s fiduciary responsibility or a violation of the firm policy. Such a reversal may be required even for a pre-cleared transaction that results in an inadvertent conflict or a breach of blackout period requirements.
Disciplinary actions resulting from a violation of the Code will be administered in accordance with related JPMAM guidelines governing disciplinary action and escalation. All violations and disciplinary actions will be reported promptly by the Compliance Department to the employee’s group head and senior management. Violations will be reported quarterly to the affected Fund’s Board of Directors.
Violations by Supervised Persons of the Code, the JPMC Code of Conduct or any laws or regulations that relate to JPMAM’s operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action, up to and including immediate dismissal, including termination of regulatory licensing where applicable.

6.Books and Records to be maintained by Investment Advisers
The Compliance Department is responsible for maintaining books and records, including:
a)A copy of this Code and any other code of ethics adopted by JPMAM pursuant to Rule 204A-1 that is in effect or has been in effect at any time within the past five years;
b)A record of any violation of the Code, and any Compliance action taken as a result of that violation;

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c)A record of all written acknowledgments of the violation for each person who is currently, or was within the past five years a Supervised Person of JPMAM;
d)A record of each report made by Access Persons required under the Reporting Requirements;
e)A record of the names of persons who are currently, or were within the past five years Access Persons;
f)A record of any decision, and the reasons supporting the decision, to approve the acquisition or sale of securities by Supervised Persons under section 6. Pre- approval records of certain investments will be maintained for at least five years after the end of the fiscal year in which the approval is granted; and
g)Any other such record as may be required under the Code.

7.Privacy
Supervised Persons have a responsibility to protect the confidentiality of information related to Clients. This responsibility may be imposed by law, may arise out of agreements with Clients, or may be based on policies or practices adopted by the firm. Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers. Various business units and geographic areas within JPMC have internal policies regarding customer privacy.

The restriction on disclosing confidential information is not intended to prevent Supervised Persons from reporting to the government or a regulator any conduct Supervised Persons believe to be in violation of the law, or from responding truthfully to questions or requests from the government, a regulator or in a court of law.
8.Anti-Corruption
It is the policy of JPMC to comply with the anti-corruption laws that apply to the firm’s operations (and investments where the firm is deemed to have control), which laws include the United States Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act of 2010 (“UKBA”), as well as anti-corruption laws and regulations of other countries in which the firm conducts business. We must never compromise our reputation by engaging in, or appearing to engage in, bribery or any form of corruption. Bribery and corruption are crimes with potentially severe penalties to JPMC and its employees and directors. The firm has zero tolerance for such activity.

9.Conflicts of Interest
The following is a summary of commonly identified employee conflicts of interest:

9.1Trading in Securities of Clients
Supervised Persons shall not transact in any securities of a Client with which the Supervised Person has or recently had significant dealings or responsibility on behalf of JPMAM if such investment could be perceived as effected based on confidential information, including MNPI.

9.2Trading in Securities of Suppliers
Supervised Persons in possession of information regarding, or directly involved in negotiating, a contract material to a supplier of JPMAM may not invest in the securities of such supplier. If you own the securities of a company with which we are dealing and you are asked to represent JPMorgan Chase in such dealings you must:
a)Disclose this fact to your department head and the Compliance Department; and
b)Obtain prior approval from the Compliance Department before selling such securities.

9.3Pre-clearance Procedures for Value-Added Investors

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Prior to any telephone calls, video, and in-person meetings between a Portfolio Manager, or employee arranging the meeting, and a Value-Added Investor who is meeting to discuss his/her personal investment (or prospective investment) in the JPMAM Private Investment Fund managed by the Portfolio Manager, the Portfolio Manager must obtain pre-clearance from Compliance. In order to obtain pre-clearance approval, the following information must be provided to Compliance prior to the meeting:
a)Date and place of meeting;
b)Name of Value-Added Investor, their employer, and job title;
c)Name of private fund the Value-Added Investor is invested in (or may invest in);
d)Names of all J.P. Morgan employees in attendance at the meeting and job titles;
e)Purpose of the meeting.
Compliance will review the pre-clearance request, respond via email and will ensure that appropriate controls are instituted.
9.4Gifts & Entertainment
Supervised Persons must avoid circumstances that may cause, or create the appearance of, a conflict of interest between JPMAM and its clients or other business/commercial contacts. Supervised Persons may not give or receive anything of value, directly or indirectly, to influence improper action or obtain an improper advantage. Furthermore, the giving and receiving of gifts, including entertainment and hospitality, to or from persons who do or seek to do business with JPMAM have the potential to create actual conflicts or the appearance of conflicts, and may negatively impact JPMAM.

Gifts and entertainment can take many forms, including but not limited to: goods or services for which employees are not required to pay the retail or usual and customary cost; meals or refreshments; tickets to entertainment or sporting events; the use of a residence, vacation home or other accommodation; travel expenses; or charitable contributions or organization sponsorships. In addition to gifts and entertainment, JPMAM Supervised Persons may not make, direct or solicit any other person to make, any political contribution or provide anything else of value to anyone for the purpose of influencing or inducing the awarding or retention of investment advisory services business.

All gifts and entertainment provided to U.S. federal, state and local government officials must be pre-cleared by Compliance to ensure that they comply with jurisdictional restrictions.

Gifts

Supervised Persons are only permitted to give gifts valued up to 100 USD, in the individual and the aggregate, to a client or business counterparty on occasions when gifts are customary, such as life events and major holidays. AM employees must pre-clear giving any gifts to a client or business counterparty that exceeds 100 USD.
In addition, All gifts provided to U.S. federal, state and local government officials must be pre-cleared by Compliance to ensure that they comply with jurisdictional restrictions.

When giving gifts to clients or business counterparties, AM employees are strongly encouraged to give items with a JPMorgan Chase logo or books from the JPMorgan Chase Reading list whenever appropriate. Gifting books from the JPMorgan Chase Reading List are limited to one book per campaign. Repetitive gifting to a client or business counterparty of Firm logo items in a calendar year is prohibited.

Entertainment

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Entertainment includes business-related activities at which a host and guest are both present (e.g., meals, refreshments, golf games, sporting events, or other leisure and entertainment). Entertainment is considered a prohibited gift unless both the employee and business contact are present and the employee’s participation is related to his or her position and duties within JPMAM. Spouses, family members and personal acquaintances should not participate in entertainment activities unless such participation is customary under the circumstances.

Supervised Persons may act as a host for business entertainment to clients and prospects if such entertainment is: (1) business related; (2) is not prohibited by law; and (3) in an amount that is reasonable and customary. Frequent and/or lavish business entertainment is prohibited.

Supervised Persons are limited to accepting 250 USD in meals and entertainment from a client or counterparty per calendar year, with limited exceptions. Once the 250 USD limit is reached, employees are required to pay for their own expenses. In addition, Supervised Persons are prohibited from accepting invitations to ticketed events; limited exceptions may be granted with pre-approval from senior management and LOB Compliance.

Supervised Persons must receive written pre-clearance from Compliance before providing any other type of Entertainment to an ERISA Plan Sponsor or Union Official aside from meals that conform to the AWM Expense Procedure (e.g., golf, sporting events, cultural or social events, concerts, leisure activities, etc.)

Supervised Persons are required to log all entertainment subject to reporting into Reliance’s Gift and Entertainment Module for approval. Violations are subject to the Global Anti-Corruption Compliance Violation Framework.

Sponsorships and Events

Both the sponsorship of distributor events and JPMAM hosting educational events for financial advisors who sell our funds are subject to internal policy. Sponsorships and events may require review by LOB Compliance and regional governance committees or designees.

Sponsorships and events at (i) the request of or (ii) for the benefit of a federal, state and local government officials require pre-clearance from Global Anti-Corruption Compliance.

9.5Political Contributions and Activities

In accordance with Advisers Act Rule 206(4)-5, AM-Affiliated Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities.

To ensure compliance with this federal pay-to-play rule and various state and local laws, AM-Affiliated Persons must receive pre-clearance before they or any members of their household make or solicit political contributions or engage in political activities in connection with any election in the United States or the Republic of Colombia.
Contributions to JPMC Political Action Committees are excluded from pre-clearance and reporting requirements. New hires and internal transfers must also disclose their history of making and soliciting political contributions.

An employee cannot be reimbursed or otherwise compensated by JPMC for any political contribution. JPMC policies prohibit contributions of corporate funds to candidates, political party committees and political action committees. Supervised Persons are strictly prohibited from using JPMC resources to conduct personal political activities.

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Violations of these requirements are subject to the Global Anti-Corruption Violation Framework.

9.6Charitable Contributions
Charitable contributions made on behalf of JPMC must adhere to the requirements of the AWM Expense Procedures and be precleared with Compliance.

9.7Outside Interests
A Supervised Person’s outside interests must not reflect adversely on the firm or give rise to a real or apparent conflict of interest with the Supervised Person’s duties to the firm or its Clients. Supervised Persons must be aware of potential conflicts of interest and be aware that they may be asked to discontinue any outside interest if a potential conflict arises. Supervised Persons may not, directly or indirectly:
a)Accept a business opportunity from someone doing business or seeking to do business with JPMAM that is made available to the Supervised Person because of the individual’s position with the firm;
b)Take for oneself a business opportunity belonging to the firm;
c)Engage in a business opportunity that competes with any of the firm’s businesses.
More specific guidelines are set forth under the JPMC Code of Conduct, Outside Interest Policy – Firmwide, and Procedures for preclearance of Outside Interests are available on the JPMC Code of Conduct intranet site. Employees are reminded of their responsibility to obtain preclearance of their Outside Interests periodically in their Access Persons Report. If any material change in relevant circumstances occurs, Supervised Persons must seek clearance for a previously approved activity. A material change may arise from a change in your job or association with JPMAM or in your role with respect to that activity or organization. JPMAM employees are required to be continually alert to any real or apparent conflicts of interest with respect to investment management activities and promptly disclose any such conflicts to their manager and Compliance. Employees must also notify Compliance when any approved outside interest terminates.
Regardless of whether an activity is specifically addressed under JPMAM policies or the JPMC Code of Conduct, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

10.Training
Compliance provides in-person and/or online training to Supervised Persons on an ongoing basis. Compliance determines the training topics that will be covered during training sessions based on the work responsibilities of Supervised Persons, applicable regulatory requirements and risk assessments. Compliance may, from time to time, distribute Compliance Bulletins reinforcing or clarifying prior guidance, communicating new regulatory developments or the adoption or amendment of policies, procedures or controls.

11.Escalation Guidelines
JPMC's Compliance Violation Framework is an internal Compliance document and is used to notify Group Heads, Managers and/or Human Resources (HR) of employee violations of Compliance Policies along with the assigned severity of the applicable violations.

11.1Violation Prior to Material Violation
While the Group Head is notified of all violations, he/she is required to have a meeting with the employee when the Supervised Persons’ next violation would be considered material, in order to stress the importance of the requirement and inform the employee about the ramifications for not following the policy. The employee is also required to acknowledge, in writing (form to be provided by Compliance) that

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he/she is aware of the ramifications for noncompliance and that he/she will be compliant going forward. The written acknowledgement is signed by both the employee and Group Head, and returned to Compliance for record keeping.

11.2Material Violations
All material violations require the Group Head (MD level) and Compliance to have a meeting with the employee and document in writing that the employee acknowledges the material nature of the violation and that he/she will be compliant going forward.
The written acknowledgement, signed by the employee and Group Head, will be stored in Compliance’s Violations records. Additionally, HR is notified of all material violations and follows their established guidelines for disciplining the employee and recording such events in the employee's personnel file.

There will be a mandated suspension of personal trading privileges for six months for all material violations of the personal trading or Access Persons requirements.
Compliance and the Group Head may allow transactions for hardship reasons, but require documentation for pre-clearance.
An employee’s receipt of a material violation is considered when determining the employee’s annual compensation and eligibility for promotion.

12.Defined Terms

Access Persons	Access Persons of JPMAM include:
1)    Employees of any of the Registered Investment Advisers within JPMAM.
2)    Certain persons of other affiliated entities that have access to Proprietary information of AM and persons that have been identified by Compliance as having access to AM Proprietary information;
3)    All persons of entities affiliated with JPMAM that have been authorized by the Office of the Corporate Secretary to act in an official capacity on behalf of the JPMAM Registered Investment Advisers, sometimes referred to as “dual-hatted” employees; or
4)    Certain consultants, agents, and temporary workers who are involved in the investment management process or have access to Proprietary information regarding Client recommendations or transactions on a pre-trade or same-day basis.

AM-Affiliated Persons
1) All employees of AM and members of the AM Operating Committee;
2) All employees aligned with or that support the AM business (i.e., AM Audit, AM
3) Legal, AM Compliance, AM Risk, AM Finance and AM Technology Operations);
4) All directors and officers of the U.S. registered investment advisors of JPMAM; and
5) The spouse, domestic partner or dependent child of AM-Affiliated Persons.

Connected Person
Individuals who, based on their relationship with a Supervised Person, are subject to provisions of this Policy including, but not limited to:
•The Supervised Persons’ spouse, domestic partner or minor children (even if financially independent)
•Anyone to whom the Supervised Person provides significant financial support or for which the Supervised Person, or anyone listed above, has or shares the power, directly or indirectly, to make investment decisions

Covered Account
Is an account in the name of or for the direct or indirect benefit of a Supervised Person or a Supervised Person’s spouse, domestic partner, minor children and any other person for whom the Supervised Person provides significant financial support, as well as to any other account over which the Supervised Person or any of these other persons exercise investment discretion, regardless of beneficial interest. Excluded from Associated Accounts are any 401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion.

Automatic Investment Plan
Is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership
Is interpreted to mean any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. A Supervised Person who has questions regarding the definition of this term should consult the Compliance Department. Please note: Any report required under section 5. Reporting Requirements may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

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Client	Is any entity (e.g. person, corporation or Fund) for which JPMAM provides a service or has a fiduciary responsibility.
Federal Securities Laws
Are the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

Fund	Is an investment company registered under the Investment Company Act of 1940.
Initial Public Offering
Is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

JPMAM
Is the abbreviation for JPMorgan Asset Management, a marketing name for the Asset Management subsidiaries of JPMorgan Chase & Co. Within the context of this document, JPMAM refers to the following U.S. registered investment advisers of JPMorgan Asset Management:
•J.P. Morgan Alternative Asset Management, Inc.
•JPMorgan Asset Management (UK) Ltd.
•J.P. Morgan Investment Management Inc.
•Security Capital Research & Management Inc.
•Bear Stearns Asset Management Inc.
•    JPMorgan Funds Limited
•    JPMorgan Asset Management (Asia Pacific) Ltd.
•    Highbridge Capital Management, LLC
•    55I, LLC (55ip)
•    JPMorgan Alternatives Adviser, Inc.

JPMAM also includes the following foreign registered, but not SEC registered, adviser:
•    JPMorgan Asset Management (Canada) Inc.

•Bear Stearns Asset Management Inc.
•JPMorgan Funds Limited
•JPMorgan Asset Management (Asia Pacific) Ltd.
•Highbridge Capital Management, LLC
•55I, LLC (55ip)
•JPMorgan Alternatives Adviser, Inc.

JPMAM also includes the following foreign registered, but not SEC registered, adviser:
•JPMorgan Asset Management (Canada) Inc.

Limited Offering	Is an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505 or 506 there under.
LOB Compliance	Line of Business Compliance
Proprietary
Within the context of this Code of Ethics is:
1)any research conducted by AM or its affiliates
2)any non-public information pertaining to AM or its affiliates
3)all JPM managed and sub-advised mutual funds

Reportable Fund	Is any JPMorgan Proprietary Fund, including sub-advised funds

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Reportable Security
Is a security as defined under section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an Access Person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Excluded from this definition are:
1)Direct obligations of the Government of the United States;
2)Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3)Shares issued by money market funds; and
4)Shares issued by open-end funds other than Reportable Funds

Supervised Persons
1)Any partner, officer, director or employees of JPMAM (or other person occupying a similar status or performing similar functions).
2)All employees of entities affiliated with JPMAM that have been authorized by the Office of the Corporate Secretary to act in an official capacity on behalf of a legal entity within JPMAM, sometimes referred to as “dual hatted” employees;
3)Certain consultants, as well as any other persons who provide advice on behalf of JPMAM and are subject to JPMAM’s supervision and control;
4)All Access Persons

Value-Added Investor	Is an executive level officer (i.e., president, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Partner) or director of a company, who, due to the nature of his/her position, may obtain material, non-public information.

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